Allianz Life Insurance Company of North America
Erik T. Nelson
Senior Securities Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-7453
erik.nelson@allianzlife.com
www.allianzlife.com

VIA EDGAR

May 1, 2023

Securities and Exchange Commission
Division of Investment Management, Disclosure Review Office
100 F Street NE
Washington, DC 20549-8626

Re:	Allianz Life Insurance Company of North America, Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-268864 (submitted April 18, 2023); and
    Allianz Life Variable Account B, Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement, File Nos. 333-268962 and 811-05618 (submitted May 1, 2023)  (Index
    Advantage+ Variable Annuity)

Dear Sir/Madam:
Pursuant to Rule 461 under the Securities Act of 1933, the Registrants, Allianz Life Insurance Company of North America and Allianz Life Variable Account B, and the principal underwriter, Allianz Life Financial Services, LLC, respectfully request that the effective date of the above-referenced Pre-Effective Amendments, be accelerated and that the Amendment be declared effective on May 1, 2023, or as soon thereafter as may be practicable.
Please contact me with any questions or comments you may have concerning the enclosed. I can be reached at the following address and phone number: Allianz Life, 5701 Golden Hills Drive, Minneapolis, MN 55416. Telephone: (763)765-7453.

Allianz Life Insurance Company of North America
Allianz Life Variable Account B

By:    /s/ Erik T. Nelson
 _________________________________________________________________________________________
      Erik T. Nelson, Associate General Counsel, Senior Counsel

Allianz Life Financial Services, LLC

By:  /s/ Kristine M. Lord-Krahn
     ______________________________________________
     Kristine M. Lord-Krahn,   Chief Legal Officer and Secretary

Allianz Life Insurance Company of North America
Erik T. Nelson
Senior Securities Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-7453
erik.nelson@allianzlife.com
www.allianzlife.com

VIA EDGAR

May 1, 2023

Securities and Exchange Commission
Division of Investment Management, Disclosure Review Office
100 F Street NE
Washington, DC 20549-8626

Re:	Allianz Life Insurance Company of North America, Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-268951 (submitted April 18, 2023); and
    Allianz Life Variable Account B, Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement, File Nos. 333-268963 and 811-05618 (submitted May 1, 2023)  (Index
    Advantage+ NF Variable Annuity)

Dear Sir/Madam:
Pursuant to Rule 461 under the Securities Act of 1933, the Registrants, Allianz Life Insurance Company of North America and Allianz Life Variable Account B, and the principal underwriter, Allianz Life Financial Services, LLC, respectfully request that the effective date of the above-referenced Pre-Effective Amendments, be accelerated and that the Amendment be declared effective on May 1, 2023, or as soon thereafter as may be practicable.
Please contact me with any questions or comments you may have concerning the enclosed. I can be reached at the following address and phone number: Allianz Life, 5701 Golden Hills Drive, Minneapolis, MN 55416. Telephone: (763)765-7453.

Allianz Life Insurance Company of North America
Allianz Life Variable Account B

By:    /s/ Erik T. Nelson
 ______________________________________________________________________________________
      Erik T. Nelson, Associate General Counsel, Senior Counsel

Allianz Life Financial Services, LLC

By:  /s/ Kristine M. Lord-Krahn
     ______________________________________________
     Kristine M. Lord-Krahn,   Chief Legal Officer and Secretary

Allianz Life Insurance Company of North America
Erik T. Nelson
Senior Securities Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-7453
erik.nelson@allianzlife.com
www.allianzlife.com

VIA EDGAR

May 1, 2023

Securities and Exchange Commission
Division of Investment Management, Disclosure Review Office
100 F Street NE
Washington, DC 20549-8626

Re:	Allianz Life Insurance Company of North America, Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-268820 (submitted April 18, 2023); and
Allianz Life Variable Account B, Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement, File Nos. 333-268826 and 811-05618 (submitted May 1, 2023)  (Index Advantage+ Income Variable Annuity)

Dear Sir/Madam:
Pursuant to Rule 461 under the Securities Act of 1933, the Registrants, Allianz Life Insurance Company of North America and Allianz Life Variable Account B, and the principal underwriter, Allianz Life Financial Services, LLC, respectfully request that the effective date of the above-referenced Pre-Effective Amendments, be accelerated and that the Amendment be declared effective on May 1, 2023, or as soon thereafter as may be practicable.
Please contact me with any questions or comments you may have concerning the enclosed. I can be reached at the following address and phone number: Allianz Life, 5701 Golden Hills Drive, Minneapolis, MN 55416. Telephone: (763)765-7453.

Allianz Life Insurance Company of North America
Allianz Life Variable Account B

By:    /s/ Erik T. Nelson
___________________________________________________________________________________________
      Erik T. Nelson, Associate General Counsel, Senior Counsel

Allianz Life Financial Services, LLC

By:  /s/ Kristine M. Lord-Krahn
     ______________________________________________
     Kristine M. Lord-Krahn,   Chief Legal Officer and Secretary